SUBSCRIPTION AGREEMENT
EXECUTED AND SIGNED IN MONTREAL
ON AUGUST 21, 2003

BETWEEN:

SOCIETE DE DÉVELOPPEMENT DE LA BAIE JAMES, a corporate body duly constituted under the Loi sur la Société de développement de la région de la Baie James, having its head office at 462, 3rd Street, Suite 10, Chibougamau, Province of Quebec, G8P 1N7, represented herein by Mr. Jean-Claude Simard, its President and General Manager, duly authorized as he declares;

(Hereinafter called the "Subscriber")

AND:

AURIZON MINES LTD., a corporate body duly constituted under the Companies Act (British Columbia) having a place of business at 510 Burrard Street, Suite 900, Vancouver, Province of British Columbia, V6C 3A8, represented by its President, David Hall, duly authorized as he declares,

(Hereinafter called the "Company").

ARTICLE 1 – PREAMBLE

1.1

WHEREAS the authorized share capital of the Company is constituted of 600,000,000 common shares without nominal value allocated as to 500,000,000 common shares and

100,000,00 preferred shares of which 84,449,731 common shares are issued and outstanding as of August 20, 2003;

1.2

WHEREAS the Subscriber and the Company have executed a letter of agreement dated July

15, 2003 and accepted on July 18, 2003, herein attached hereto as Schedule A (the "Offer");

1.3

WHEREAS in order to give effect to the Offer, the Subscriber wishes to subscribe common shares without nominal value of the Company in accordance with the terms and conditions hereinafter stipulated;

CONSEQUENTLY, THE PARTIES HAVE AGREED AS FOLLOWS:

ARTICLE 2 – DEFINITIONS

2.1

The titles and headings herein have been inserted in order to facilitate the references only and shall not modify the interpretation of this agreement.

2.2

This agreement is governed and interpreted in accordance with the laws of the Province of Quebec and the parties hereto agree irrevocably to the jurisdiction of the courts of said province.

ARTICLE 3 – SUBSCRIPTION

3.1

At the date hereof the Subscriber hereby subscribes for its own account, seven hundred forty thousand seven hundred and forty (740,740) common shares without nominal value (the "Shares") of the share capital of the Company at the price of one dollar thirty-five cents ($1.35) per share for a total consideration of one million dollars ($1,000,000), each share together with a half warrant (the "Warrants") each whole warrant entitling the Subscriber the right to subscribe one (1) common share without nominal value of the Company at the price of one dollar and sixty cents ($1.60)during a period of 24 months from the date hereof.

3.2

The Company hereby accepts the above subscription, allocates, distributes and upon receipt of the cheque referred in Article 3.3 hereunder issues the Shares and the Warrants to the Subscriber.

3.3

The Subscriber remits to the Company at the date hereof, a cheque in the amount of one million dollars ($1,000,000) in full and final payment of the Shares upon delivery of a certificate representing the Shares and a certificate representing the Warrants.  The Company acknowledges receipt of said amount of one million dollars ($1,000,000) in full and final payment of the Shares and the Warrants and hereby grants to the Subscriber full and final acquittance for said amount.

3.4

The Company delivers to the Subscriber a cheque in the amount of twenty-three thousand and five dollars ($23,005), which is 2% of the total amount subscribed in payment of the evaluation cost of the fileand the applicable taxes.  The Subscriber acknowledges receipt of said amount of twenty-three thousand and five dollars ($23,005) in full and final payment of the evaluation cost of the file, including the applicable taxes (invoice annexed).

ARTICLE 4   REPRESENTATIONS AND GUARANTEES

4.1

The Company hereby represents and guarantees to the Subscriber and acknowledges that the Subscriber relies on such representations and guarantees to subscribe, that is:

(a)

at the date hereof, all consents, approbations, authorizations, orders or acceptances from the security authorities which are necessary for the issue of the Shares and of the Warrants and to the delivery of the Shares and Warrants certificates to the Subscriber have been obtained and are in force;

(b)

to the date hereof, no order to suspend or to stop trading on the Shares of the Company in any provinces in Canada and no procedure to that effect has began neither is pending or at the knowledge of the Company is contemplated by any security authorities;

(c)

the Company has the full capacity to issue the Shares and the Warrants as well as the common shares of the Company that may be issued upon the exercise of the Warrants;

(d)

No option, warrant or other shares purchase right of the Company has been authorized or issued as of July 31, 2003 except as disclosed in Schedule B herein or in this Agreement.

(e)

the Company has been duly constituted and organized and is validly existing and in good standing with the filing of all reports of corporate nature that it must file pursuant to the applicable law. The Company is duly registered or qualified and hold all the permits and licences required and is in good standing with respect to the filing of all reports of corporate nature pursuant to the laws of the jurisdictions in which the nature of its business or its assets that it holds or leases, require such registration, qualification, licence or permit;

(f)

the Company has the corporate power and the capacity to own or lease its assets and to carry on its business as presently conducted;

(g)

the execution of this Subscription Agreement or the sale of the Shares and the Warrants or the fulfilment by the Company of whatever obligations pursuant to this Subscription Agreement does not infringe in any manner the articles of incorporation,  the by-laws, and the resolutions of the Company, neither the morgages, leases, agreements or other documents creating a legal obligation on the Company, its licences, permits, status, judgments, decrees or laws to which the Company is a party or which govern the Company;

(h)

the audited financial statements of the Company together with the Notes thereto for the year ended December 31, 2002 and the last financial statements for the six month period ended June 30, 2003 are complete and accurate as at the respective dates thereof and present fairly the financial position of the Company for the periods then ended;

(i)

at the date hereof and to the knowledge of the Company, there is no litigation, administrative procedure or other similar litigation, (whether civil, penal or criminal) issued and notified, neither any arbitration procedure or other procedure in settlement of litigation or any inquiry, information requested by a government body, administrative or other similar organization and neither any similar suit (collectively the "Proceedings") against the Company, neither Proceedings (whether existing or expected) to which the Company is a party or is involved which, if a judgment was issued against the Company, would have a significant adverse effect on the activities, operations or situation (financial or other) of the Company or its assets or that may question the validity of the issue of the Shares, the Warrants or the common shares of the Company that may be issued upon the exercise of the Warrants;

(j)

the Company shall cause the delivery by its legal counsel to the Subscriber and its legal counsel, a favourable legal opinion dated the date hereof and in the form prescribed by the Subscriber or its legal counsel and with regards to matters that the Subscriber or its legal counsel may reasonably request, among others, without limiting the generality of the foregoing:

(i)

the incorporation, organization and valid existence of the Company and the power of the Company to carry on its business;

(ii)

the issued and authorized share capital of the Company;

(iii)

the authorization, execution and delivery by the Company of this agreement and the validity of this agreement and its enforceability against the Company, subject to the usual provision in matters of insolvency;

(iv)

the fulfilment by the Company of the necessary actions in order to authorize the issue of the Shares, the assurance that the Shares have been validly issued and they are fully paid and non-assessable;

(v)

the assurance that the issue and the sale of the Shares by the Company and the execution and delivery by the Company of this agreement do not contravene any applicable law or incorporation documents, neither its articles or resolutions of the Company;

(vi)

the assurance that the characteristics and attributes of the Shares are in accordance, in all material aspect, with the description in the memorandum and articles of incorporation of the Company;

(vii)

the assurance that the resale of the Shares, the Warrants and the shares that may be issued upon the exercise of the Warrants shall be subject to a hold period of four (4) months;

(j)

the Company is a "qualifying issuer" within the meaning of the Multilateral Instrument 45-102 and meets all the conditions stipulated in paragraph 1 of the order no:  2003-C-0016 of the Quebec Securities Commission.

ARTICLE 5 – POST CLOSING CONDITIONS

5.1

The Company shall keep the Subscriber informed of all the activities of the mining development program of the Casa Berardi project and the shaft-deepening program of the Sleeping Giant project that may be rendered public.

5.2

The Company shall deliver to the Subscriber a signed statement by an officer of the Company certifying that an amount of five hundred thousand dollars ($500,000) has been allocated to each of the Casa Berardi project and the Sleeping Giant project and this within sixty (60) days following such allocation of funds.  The statement of the officer shall include a summary report indicating the purposes of the allocation of such funds.

ARTICLE 6 –UNDERTAKING AND DECLARATION OF THE SUBSCRIBER

6.1

The Subscriber hereby declares:

(a)

acting for its own account and being a sophisticated purchaser within the meaning of Section 43 of the Securities Act (Quebec);

(b)

be able to appreciate the proposed investment by reason of its financial experience or of advices received from a registered person other than the promoter;

(c)

to know the objectives and purposes of the Company and to have been informed of the nature of its activities;

(d)

to have been informed of the projected use of the proceed of the placement;

(e)

oblige itself to complete and sign the questionnaire and undertaking related to a private placement as requested by the Toronto Stock Exchange in accordance with its private placement rules and policies;

(f)

that it acknowledges that:

(i)

no securities commissions or similar regulatory authority has reviewed or passed on the merits of the Shares and the Warrants;

(ii)

there is no government or other insurance covering the securities referred to in (i) above;

(iii)

there are risks associated with the purchase of the Shares and the Warrants;

(iv)

it is aware of the characteristics of the securities which form the basis of this agreement, and of their speculative nature, as the case may be, as well as the fact that such securities may not be resold or otherwise transferred unless in accordance with the provisions set out in applicable laws and that it is the Purchaser's responsibility to find out what those restrictions are and to comply with them before selling the securities.  In the current case, the subscribed securities shall be subject to a hold period of four (4) months;

(v)

the Company had advised the Purchaser that the Corporation is relying on an exemption from the requirements to provide the Purchaser with a prospectus and to sell securities through a person registered to sell securities under the Securities Act (British Columbia)., As a consequence of the purchase of the securities pursuant to this exemption, certain protections, rights and remedies provided by the Securities Act (British Columbia), including statutory rights of rescission or damages, will not be available to the Purchaser; and

(g)

that it is not a resident in British Columbia and the Company does not believe, and has no reasonable grounds to believe, that this declaration is false.

ARTICLE 7 – TRANSFER

7.1

The Company cannot transfer all or part of its participation in this agreement without the written consent of the Subscriber and any transfer without such consent shall be null and void.

7.2

No provision of this agreement forbids the Company to proceed with any public offering or private placement whether for the issue of new shares or otherwise.

IN WITNESS WHEREOF the parties hereto have signed this agreement at the date and at the place mentioned above.

SOCIETE DE DEVELOPPEMENT DE LA BAIE JAMES By: _____________________________ Jean-Claude Simard, President and general manager	AURIZON MINES LTD. By: ___________________________ David Hall, President

SCHEDULE A
OFFER

SCHEDULE
MEMORANDUM AND ARTICLES OF INCORPORATION AND BY-LAWS OF THE COMPANY

SCHEDULE
LIST OF OUTSTANDING OPTIONS

SCHEDULE
LIST OF OUTSTANDING WARRANTS

SCHEDULE
FINANCIAL STATEMENTS